HALE AND DORR
                            Counsellors At Law

               60 State Street, Boston, Massachusetts 02109
                       617-526-6000 Fax 617-526-5000




November 14, 1995




Goldman Sachs Money Market Trust
4900 Sears Tower
Chicago, Il 60606

Re:  Post-Effective Amendment No. 52 to Registration Statement on
     Form N-1A (File No. 2-54809) (the "Registration Statement")

Ladies and Gentlemen:

     Goldman Sachs Money Market Trust (formerly Goldman Sachs-Institutional Liquid Assets) (the "Trust") is a Massachusetts business trust created under a written Agreement and Declaration of Trust dated December 6, 1978, and executed and delivered on such date in Boston, Massachusetts, as amended on April 23, 1980, October 27, 1981, November 10, 1987, March 27, 1989, September 30, 1989, January 12, 1990, April 19, 1990, January 7, 1991,
October 14, 1994 and November 3, 1994 (as so amended, the "Declaration"). The beneficial interests thereunder are represented by transferable units of beneficial interest, $.001 par value.

     The Trustees have the powers set forth in the Declaration, subject to the terms, provisions and conditions therein provided. Pursuant to Article IV, Section 4.1 of the Declaration, it is provided that the number of units of beneficial interest authorized to be issued under the Declaration is unlimited and that the Trustees are authorized to divide the units into one or more series of units and one or more classes thereof as they deem necessary or desirable. As of the date of this opinion, the Trustees have divided the units of the Trust into three classes, designated as FST Shares, FST Administration Shares and FST Service Shares. Pursuant to Article IV, Section 4.1 of the Declaration, the Trustees may issue units of any series or class for such consideration and on such terms as they may determine (or for no consideration if pursuant to a unit dividend or split-up) without action or approval of the unitholders.

     Pursuant to Article IV, Section 4.2 of the Declaration, the Trustees established ten separate series of units designated "Prime Obligations Portfolio Units", "Government Portfolio Units", "Treasury Instruments Portfolio Units", "Treasury
 Obligations Portfolio Units", "Money Market Portfolio Units",
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"Federal Portfolio Units," "Tax-Exempt Diversified Portfolio
Units", "Tax-Exempt California Portfolio Units", "Tax-Exempt New Jersey Portfolio Units", "Tax-Exempt New York Portfolio Units", "Financial Square Treasury Obligations Fund", Financial Square Prime Obligations Fund", "Financial Square Government Fund", "Financial Square Money Market Trust", Financial Square Tax-Free Money Market Fund," "Financial Square Federal Fund" and "Financial Square Municipal Money Market Fund.

     By resolution adopted on April 28, 1992, the Trustees of the Trust authorized the President, any Vice-President, the Secretary and the Treasurer from time to time to determine the appropriate number of units to be registered to register with the Securities and Exchange Commission, and to issue and sell to the public, such units.

     We understand that you are about to register under the Securities Act of 1933, as amended, 2.9 billion units of beneficial interest by Post-Effective No. 52 to the Trust's
Registration Statement.

     We have examined the Agreement and Declaration of Trust, the By-Laws, the written actions of the Board of Trustees and the minutes of the meeting of the Board of Trustees relating to the authorization and issuance of units of beneficial interest of the Trust. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of each individual executing any documents.

     For the purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the nonassessability of the units of the Trust, is qualified to the extent that under Massachusetts law, unitholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration disclaims unitholder liability for acts and obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate of undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration provides for indemnification out of Trust property for all loss and expense of any unitholder held personally liable for the obligations of the Trust.


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     We are of the opinion that all necessary Trust action
precedent to the issue of the units of beneficial interest of the Trust comprising the units covered by Post-Effective Amendment No. 52 to the Registration Statement has been duly taken, and that all such units may legally and validly be issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with terms described in the Trust's Declaration and the Registration Statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sales of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment
No.52 to the Registration Statement.


                         Very truly yours,



                         Hale and Dorr